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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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KAYDON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KAYDON CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ann Arbor, Michigan
April 16, 2007

To Our Shareholders:

The 2007 Annual Meeting of shareholders of Kaydon Corporation will be held at the corporate offices of Kaydon Corporation, Third Floor, 315 E. Eisenhower Parkway, Ann Arbor, Michigan on Thursday, May 17, 2007, at 11:00 a.m. local time for the following purposes:

(1) to elect a Board of Directors for a term of one year;

(2) to ratify the appointment of the Company’s independent registered public accountants for 2007; and

(3) to transact such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record at the close of business on Monday, March 19, 2007, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

JOHN F. BROCCI
Secretary

THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY

You can help avoid the necessity and expense of sending a follow-up letter by the prompt completion and return of the enclosed proxy whether or not you expect to attend the Annual Meeting of shareholders. For your convenience, there is enclosed a self-addressed envelope requiring no postage if mailed in the United States.

KAYDON CORPORATION
315 East Eisenhower Parkway, Suite 300
Ann Arbor, Michigan 48108

ANNUAL MEETING OF SHAREHOLDERS

To be held on May 17, 2007
PROXY STATEMENT

GENERAL INFORMATION

The Annual Meeting of shareholders of Kaydon Corporation (“Kaydon” or the “Company”) will be held on Thursday, May 17, 2007, at the corporate offices of Kaydon, Third Floor, 315 E. Eisenhower Parkway, Suite 300, Ann Arbor, Michigan at 11:00 a.m. local time for the purposes set forth in the accompanying notice. This statement is furnished in connection with the solicitation by Kaydon’s Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. This statement and the accompanying form of proxy are first being distributed to shareholders on or about April 16, 2007. Kaydon will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Kaydon has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares, and Kaydon has agreed to reimburse them for their expenses in so doing. In addition to the use of the mails, certain officers, directors and regular employees of Kaydon, at no additional compensation, may request the return of proxies by personal interview or by telephone.

Quorum and Vote Requirements

Each share of common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting.

Participants in the Kaydon Corporation Employee Stock Ownership and Thrift Plan will receive separate voting instruction cards covering the shares held for participants in this plan. Voting instruction cards must be returned or the shares will not be voted by the trustee.

For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by broker non-votes (as described below) will be counted as present and entitled to vote and will count towards determining a quorum.

Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

If a proxy in the accompanying form is executed and returned, you may nevertheless revoke it any time prior to exercise by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Kaydon, or by attending the Annual Meeting and voting in person.

Votes will be tabulated by a representative of The Bank of New York, who will act as Inspector of Election.

Directors are elected by a plurality of votes validly cast in person or by proxy at any meeting at which a quorum is present. Shares represented by proxies that are marked “withhold authority” with respect to the election of one or more nominees as Directors will not be counted in determining whether a plurality of votes was obtained in such matters. If no directions are given and the signed card is returned, the members named as proxies will vote the shares for the election of all listed nominees for Directors.

Where shares are held in the name of a broker and the proxy card is not returned by the shareholder, brokerage firms have the authority to vote your non-voted shares (known as “broker non-votes”) on certain routine matters. The proposal to elect five directors will be treated as a routine matter. Consequently, if you do not return the proxy card, the brokerage firm may either vote the shares on this routine matter or leave the shares unvoted. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned their completed proxy cards, and for those returned, but abstained from voting, those shares will not be included in the vote totals and will have no effect on the vote.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Number of Shares Outstanding, Record Date and List of Shareholders

Only shareholders of record at the close of business on Monday, March 19, 2007, are entitled to notice of and to vote at the Annual Meeting. At the close of business on such date, there were 28,060,993 shares of common stock of Kaydon outstanding and eligible to vote. A list of shareholders will be available for examination by shareholders at the Annual Meeting in accordance with the Delaware General Corporation Law.

Common Stock Ownership

The following table sets forth information as of December 31, 2006, concerning the only persons known to Kaydon to be the beneficial owners of more than 5% of Kaydon’s issued and outstanding common stock:

		Percentage of Issued
Name and Address	Amount and Nature of	and Outstanding
of Beneficial Owner	Beneficial Ownership	Common Stock

Cramer Rosenthal McGlynn, LLC(1) 520 Madison Avenue New York, New York 10022	2,015,355	7.15%
Fenimore Asset Management, Inc.(2) 384 N. Grand Street P.O. Box 310 Cobleskill, NY 12043	1,447,048	5.13%
Barrow, Hanley, Mewhinney & Strauss, Inc.(3) 2200 Ross Avenue, 31st Floor Dallas, TX 75201	1,443,560	5.12%
Barclays Global Investors, NA(4) Barclays Global Fund Advisors Barclays Global Investors, Ltd. 45 Fremont Street San Francisco, CA 94105	1,442,061	5.11%

Notes:

(1)	Based upon its statement on a Schedule 13G filed with the SEC on February 13, 2007 Cramer Rosenthal McGlynn, LLC has sole voting power over 1,929,705 shares, shared voting power over 0 shares and sole dispositive power over 1,994,955 shares and shared dispositive power over 20,400 shares.

(2)	Based upon its joint statement on a Schedule 13G filed with the SEC on January 17, 2007, Fenimore Asset Management, Inc. has sole voting and dispositive power over 1,447,048 shares. Thomas O. Putnam, the Chairman and principal owner of Fenimore Asset Management, also reports beneficial ownership of these shares.

(3)	Based upon its statement on a Schedule 13G filed with the SEC on February 9, 2007, Barrow, Hanley, Mewhinney & Strauss, Inc. has sole voting power over 679,200 shares, shared voting power over 764,360 shares, and sole dispositive power over 1,443,560 shares.

(4)	Based on statements on a joint Schedule 13G filed with the SEC on January 23, 2007, by these three beneficial owners, which are under common control. The reporting beneficial owners claim sole voting power over 1,323,962 shares and sole investment and sole dispositive powers over all shares reported as being beneficially owned.

The following table presents information regarding beneficial ownership of Kaydon’s common stock by each member of the Board of Directors, by the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) and all Directors and executive officers of the Company as a group as of March 19, 2007. Except as noted below, each person exercises sole voting and investment power with respect to such shares.

	Amount and Nature of
	Beneficial Ownership	Percentage
Name and Address	of Common Stock(1)	Owned

David A. Brandon 30 Frank Lloyd Wright Drive Ann Arbor, MI 48106	9,200	*
Brian P. Campbell**	300,287	1.07	%(2)
Timothy J. O’Donovan 9341 Courtland Drive, N.E. Rockford, MI 49351	4,700	*
James O’Leary**	4,100	*
Thomas C. Sullivan 2628 Pearl Road Medina, Ohio 44258	27,939	*
John F. Brocci**	22,400	*
Kenneth W. Crawford**	60,351	*
Peter C. DeChants**	56,834	*
John R. Emling**	69,922	*

All executive officers and directors as a group (10 people)	559,733	1.99%

Notes:

*	Less than one percent.

**	Address is 315 East Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108

(1)	Includes (a) restricted shares awarded under the Company’s 1999 Long-Term Stock Incentive Plan subject to possible forfeiture (50,890 shares for Mr. Campbell; 22,400 shares for Mr. Brocci; 32,150 shares for Mr. Crawford; 32,000 shares for Mr. DeChants; and 49,960 shares for Mr. Emling; totaling 200,895 shares for all executive officers of the Company as a group); (b) restricted shares awarded under the Company’s 2003 Non-Employee Directors Equity Plan subject to possible forfeiture (1,800 shares for Mr. Brandon; 1,400 shares for Mr. O’Leary; 800 shares for Mr. O’Donovan; and 2,000 shares for Mr. Sullivan; totaling 6,000 shares for all directors as a group); (c) shares which may be acquired on or before May 17, 2007 upon the exercise of stock options issued under the Company’s stock option plans (4,200 shares for Mr. Brandon; 2,100 shares for Mr. O’Leary; 1700 shares for Mr. O’Donovan; and 8,250 shares for Mr. Sullivan; totaling 16,250 shares for all directors and executive officers of the Company as a group); (d) shares held in accounts in the Kaydon Corporation Employee Stock Ownership and Thrift Plan (301 shares for Mr. Crawford; and 622 shares for Mr. Emling); and (e) phantom shares outstanding under the Director’s Deferred Compensation Plan (10,689 shares for Mr. Sullivan). Holders have sole voting but no investment power over unvested restricted shares and exercise neither voting nor investment power over unexercised option shares.

(2)	Includes 2,000 shares owned by a trust as to which Mr. Campbell disclaims beneficial ownership.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons designated as proxies in the accompanying proxy have been selected by the Board of Directors of Kaydon and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Kaydon, unless instructed otherwise, each to serve until the Annual Meeting of shareholders next succeeding their election and until their successors have been duly elected and qualified.

If for any reason any of the following nominees is not a candidate when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominee if one is designated by the Board of Directors. Information concerning the nominees is set forth below.

Each of the nominees is currently an elected Director.

Name and Age of Nominees

David A. Brandon (54)	Mr. Brandon has been Chairman and Chief Executive Officer of Domino’s Pizza, Inc. since March 1999, a company in the business of franchising and operating retail pizza delivery stores and food distribution. Mr. Brandon is a Director of Domino’s Pizza, Inc., Burger King Corporation and the TJX Companies, Inc. He has been a Director of Kaydon since February 2004. Mr. Brandon is Chairman of the Compensation Committee, a member of the Audit Committee and the Corporate Governance and Nominating Committee of the Board of Directors, and is the Lead Director.

Timothy J. O’Donovan (61)	Mr. O’Donovan has been Chairman since April 2005 and Chief Executive Officer since April 2000 of Wolverine World Wide, Inc., a company in the business of manufacturing and marketing footwear products. Mr. O’Donovan has been a Director of Wolverine World Wide, Inc. since 1993 and serves on the Board of Directors of Spartan Stores, Inc. and the Grand Rapids Symphony. He has been a Director of Kaydon since July 2005. Mr. O’Donovan is Chairman of the Audit Committee and a member of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board of Directors.

James O’Leary (44)	Mr. O’Leary was appointed the President and Chief Executive Officer-elect of Kaydon Corporation on March 26, 2007. Prior to that, he was the Executive Vice President and Chief Financial Officer of Beazer Homes USA, Inc. since August 2003, a company in the business of home building. Mr. O’Leary was the Chairman and CEO of the LCA Group, Inc, a global lighting subsidiary of U.S. Industries, Inc. from 2000 to 2002. Mr. O’Leary has been a Director of Kaydon since March 2005.

Thomas C. Sullivan (69)	Mr. Sullivan has been Chairman of RPM International Inc. since October 2002, a company which manufactures and sells consumer and industrial coatings. Prior to that, he served as the Chairman and Chief Executive Officer of RPM International Inc. since 1971 and has served as a Director of RPM International Inc. since 1963. Mr. Sullivan also serves on the Board of Directors of Agilysys Inc. He has been a Director of Kaydon since September 1998. Mr. Sullivan is Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee and the Audit Committee of the Board of Directors.

The Board of Directors recommends a vote FOR the election of the persons named above as Directors of the Corporation.

Compensation of Directors

Directors who are not employees of Kaydon are paid an annual retainer of $35,000 payable in four quarterly installments and meeting fees of $2,500 for attending regular meetings of the Board of Directors; $500 for telephonic meetings of the Board; and Committee members, including the Chairman of each Committee, each receive $1,000 per Committee meeting for attending meetings of the Audit, Compensation or Corporate Governance and Nominating Committees. The Chairman of the Audit Committee is paid an annual fee of $10,000 and the Chairmen of the Compensation and Corporate Governance and Nominating Committees are each paid an annual fee of $5,000. The Lead Director is paid an annual fee of $20,000 payable in four quarterly installments. These amounts are shown in column (b) in Table 1 below. Directors are also entitled to reimbursement of reasonable travel expenses associated with attending Board and Committee meetings. Non-Employee Directors do not participate in the Company’s health or retirement plans nor does the Company provide separate health or retirement plans for the Non-Employee Directors.

Directors may elect at the beginning of each year to defer payment of their cash fees for that year under the Kaydon Corporation Director Deferred Compensation Plan (“Deferred Compensation Plan”). Deferred compensation may be credited to an interest bearing account or Kaydon Corporation common stock “phantom stock” account which earns dividends if and when dividends are declared on Kaydon’s common stock. Payment of amounts deferred under the Deferred Compensation Plan commence when a participant ceases to be a director or at a future date elected by the director.

Non-Employee Directors receive options to purchase shares of common stock and shares of restricted stock pursuant to the Kaydon Corporation 2003 Non-Employee Directors Equity Plan (the “2003 Directors Plan”). The 2003 Directors Plan provides that each person who is first appointed as a Non-Employee Director within six months after an annual meeting of shareholders will be granted an option to purchase 5,000 shares of common stock on the date of appointment. The 2003 Directors Plan also provides on the day after each annual meeting of shareholders, each Non-Employee Director in office on that date will be granted an option to purchase 3,500 shares of common stock and 1,000 shares of restricted stock. Options granted under the 2003 Directors Plan have an exercise price equal to the fair market value per share of common stock of the Company (i.e., the closing price for common stock on the NYSE) on the day of the grant. On each anniversary of the date of grant, an option will become exercisable with respect to 20% of shares covered by the option, so that on the fifth anniversary of the grant an option will be fully exercisable. All options must be exercised within ten years after the date of the grant. With respect to the restricted stock issued under the 2003 Directors Plan, on each January 5th after restricted shares are granted, the restrictions will lapse as to 20% of the shares previously granted, so that on the fifth such January 5th following the grant of restricted shares, all shares covered by the grant will be free of restrictions. The 2003 Directors Plan expires on April 30, 2013. Each of the grants under the Kaydon Corporation 1993 Non-Employee Directors Stock Option Plan (which has expired) vest ratably over four years on the first four anniversaries of the date of the grant and each of the grants under the 2003 Directors Plan vest ratably over five years of the first five anniversaries of the date of the grant. With respect to Mr. Sullivan, he could retire pursuant to the Plans from which his awards have been made and retain continuing vesting rights to each grant. Thus, his 2006 compensation cost associated with his 2006 stock option and restricted stock grants reflects the full grant date fair value.

Table 1 — 2006 Director Compensation

	Fees
	Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(h)

David A. Brandon	$86,500	$19,128	$20,841	$126,469
Timothy J. O’Donovan	58,500	9,786	18,145	86,431
James O’Leary	70,500	13,788	13,625	97,913
Thomas C. Sullivan(1)	60,000	56,858	76,836	193,694

Notes:

(1)	Mr. Sullivan elected to defer his cash compensation under the terms of the Deferred Compensation Plan.

(2)	Directors Brandon, O’Donovan, O’Leary and Sullivan each received a restricted stock grant of 1,000 shares on May 13, 2006, which vests in 20% increments each succeeding January 5th. The amount shown in column (c) represents the dollar amount of compensation cost recognized by the Company in 2006 with respect to restricted stock grants made in previous years as to which the restrictions have lapsed. The full grant date fair value of restricted stock granted to each Director in 2006 was $41,590, based upon a per share value of $41.59 on the grant date. Please refer to footnote 5, Stock Based Compensation, of Kaydon’s financial statements for the assumptions and calculation of such values. The aggregate number of unvested restricted stock award shares outstanding at year-end 2006 for each Director was: Mr. Brandon, 2,400 shares; Mr. O’Donovan, 1,000 shares; Mr. O’Leary, 1,800 shares; and Mr. Sullivan, 2,800 shares.

(3)	Directors Brandon, O’Donovan, O’Leary and Sullivan each received a stock option grant of 3,500 shares on May 13, 2006, which vests in 20% increments each anniversary date at an exercise price of $41.59 per share. All of the options were granted under the 1993 and the 2003 Non-Employee Directors Equity Plans. The grant date fair value of the options awarded in 2006 was $49,630 for each director. Please refer to footnote 5, Stock Based Compensation, of Kaydon’s financial statements for the assumptions and calculation of such values. The aggregate number of stock option awards outstanding at year-end 2006 for each Director was: Mr. Brandon, 10,500 shares; Mr. O’Donovan, 8,500 shares; Mr. O’Leary, 7,000 shares; and Mr. Sullivan, 15,250 shares.

Director Independence

During February 2007, the Board undertook its annual review of director independence based on the listing standards established by the New York Stock Exchange (“NYSE”). Under the NYSE rules, a director qualifies as independent upon the Board affirmatively determining that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company has adopted categorical standards to assist it in making determinations of independence. Under these standards, no director will be considered not independent solely as a result of either of the following relationships:

•	If the director is a partner, shareholder or otherwise is an equity-holder of an entity with which the Company does business, so long as purchases or sales of goods and services from or to the Company do not exceed 1% of the annual revenues of the Company or the other entity; or

•	If the director serves as an officer or director of a charitable organization to which the Company makes a donation, so long as the aggregate annual donations by the Company do not exceed 1% of that organization’s annual charitable receipts.

In addition, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Based on this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the NYSE listing standards, except for Mr. Campbell. Mr. Campbell is considered a non-independent director because he is a senior executive of the Company.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The Board of Directors and each Committee of the Board of Directors individually has the authority to retain outside advisers including consultants, accountants and legal counsel as needed.

The Charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee may be accessed on the Company’s Web site at www.kaydon.com. A copy of any one or all of the Charters may also be attained without charge by writing to the Secretary, Kaydon Corporation, 315 E. Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108.

Audit Committee. Kaydon’s Audit Committee consists of three Directors: Timothy J. O’Donovan (Chairman), David A. Brandon and Thomas C. Sullivan. All of these members of the Audit Committee are independent as such term is defined under the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter which was reviewed and approved by the Board of Directors on February 22, 2007, and a copy of the current charter is attached to this Proxy Statement as Appendix A.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s:

•	Financial reporting processes, financial reports and other financial information;

•	Financial statement integrity;

•	Internal and independent audit activities;

•	Compliance with legal and regulatory requirements related to the Audit Committee Charter;

•	System of internal controls; and

•	Independent auditor’s qualifications and independence.

The Board of Directors has determined that each of the members of the Audit Committee is “financially literate” and possesses related financial management expertise within the listing standards of the NYSE. The Board has determined that Mr. Brandon is an “audit committee financial expert” as defined in the applicable SEC rules.

Compensation Committee. Kaydon’s Compensation Committee consists of three Directors: David A. Brandon (Chairman), Timothy J. O’Donovan and Thomas C. Sullivan. All members of the Compensation Committee are independent as such term is defined under the current listing standards of the NYSE. The Compensation Committee operates pursuant to a written charter which was reviewed and approved by the Board of Directors on February 22, 2007, and a copy of the current charter is attached to this Proxy Statement as Appendix B.

The primary function of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s compensation arrangements including:

•	Selection, retention and compensation of elected officers and other key employees;

•	Interpreting and/or amending the Company’s 1999 Long Term Stock Incentive Plan;

•	Considering and approving where required, major changes in compensation, benefits and/or retirement plans; and

•	Determining and approving the Chief Executive Officer’s compensation.

Corporate Governance and Nominating Committee. Kaydon’s Corporate Governance and Nominating Committee (“Governance Committee”) consist of three Directors: Thomas C. Sullivan (Chairman), David A. Brandon and Timothy J. O’Donovan. All members of the Governance Committee are independent as such term is defined under the current listing standards of the NYSE. The Governance Committee operates pursuant to a written charter which was reviewed and approved by the Board of Directors on February 22, 2007, and a copy of the current charter is attached to this Proxy Statement as Appendix C.

The primary function of the Governance and Nominating Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s governance and nominating procedures including:

•	Identifying and recommending nominees for the Company’s Board of Directors;

•	Recommending to shareholders candidates for election or re-election to the Board of Directors at the annual meeting;

•	Annually evaluating and reviewing the performance of the Board of Directors;

•	Reviewing and considering succession plans at the CEO and other senior officer levels;

•	Assessing the independence of the members of the Board of Directors and its committees; and

•	Reviewing and monitoring any outside directorship held by senior company officials.

The Governance Committee considers candidates for Board membership based on recommendations received from Board members, management and shareholders. Prospective nominees are considered based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the qualifications and standards established by the Governance Committee. The initial determination will be based on information provided to the Governance Committee with the recommendation, the Governance Committee’s own knowledge of the prospective candidate, and possible inquiries to persons familiar with the qualifications of the prospective candidate.

If the Governance Committee determines, in consultation with the Board as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Governance Committee evaluates the prospective nominee against the qualifications and standards adopted by the Governance Committee, including:

•	Ability to represent the interests of the shareholders of the Company;

•	Qualities and standards of integrity, commitment and independence of thought and judgment;

•	Independence based upon the standards of the NYSE;

•	Broad range of business experiences consistent with the Company’s diversified businesses;

•	Ability to dedicate sufficient time, energy and attention to service as a director; and

•	Contribution to the range of talent, skill and expertise appropriate for the Board.

The Governance Committee, in its judgment, also considers such other relevant factors, including the current composition of the Board, the need for specific functional expertise and the evaluations of other prospective nominees. Further, the Governance Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates. The Corporate Governance and Nominating Committee has engaged a third-party executive search firm to assist in identifying and screening qualified director candidates to serve on the Company’s Board of Directors.

In connection with this evaluation, the Governance Committee determines whether one or more members of the Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Governance Committee recommends to the full Board the person(s) to be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.

Shareholder Communications. Shareholders and other interested parties may communicate with Non-Employee Directors individually or as a group by submitting comments or questions in writing to the Company’s outside counsel, Mr. Paul Rentenbach, Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243. Mr. Rentenbach will forward all such communications to the Lead Director of the Non-Employee Directors without screening or editing.

Meeting Attendance

During 2006, Kaydon’s Board of Directors met five times for regular meetings and two times for special telephonic meetings; the Audit Committee met eight times (each of the meetings involved the independent auditors); the Compensation Committee met four times; and the Corporate Governance and Nominating Committee met three times during the year. The Non-Employee Directors met eight times in 2006 without management present. All members of the Board attended at least 75% of the Board meetings and each member of a Board Committee attended at least 75% of the meetings of each Committee on which he served. The Board of Directors has determined that the Company’s policy regarding Director attendance at the Company’s annual meeting of shareholders is that Directors are expected to attend in person, absent compelling business or personal conflicts which prevent attendance. Last year, all but one director attended the Annual Meeting.

Lead Director

The Board maintains a position of Lead Director whose responsibility is to chair the periodic sessions of the Board in which management directors and other members of management are not present, serve as a liaison between members of the Board and the Chairman and Chief Executive Officer, assist in the development of Board Meeting agendas, and provide continuous communication regarding matters of import to the Chairman and Chief Executive Officer. The Lead Director in 2006 was David A. Brandon.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has selected Ernst & Young LLP independent registered public accountants to audit the Company’s consolidated financial statements for fiscal 2007. Ernst & Young LLP served as the Company’s independent auditors for both fiscal 2006 and 2005. The Audit Committee is asking the stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2007.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young LLP. A member of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Ernst & Young LLP.

The Board of Directors and the Audit Committee recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as Independent Registered Public Accountants for Kaydon Corporation for the fiscal year ending December 31, 2007.

Audit Fee Summary

Fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in each of the last two years, in each of the following categories are:

	2006	2005

Audit Fees	$1,067,000	$1,029,000
Audit-Related Fees	28,000	26,000
Tax Fees	243,000	227,000
All Other Fees	0	0

Total Fees	$1,338,000	$1,282,000

Audit fees include fees associated with the annual audit, reviews of the quarterly reports on Form 10-Q, statutory audits required internationally, and comfort letter and consents related to filings with the Securities and Exchange Commission. Audit-related fees principally include accounting consultation related to possible acquisitions and financial reporting standards, and employee benefit plan audits. Tax fees include tax compliance, tax advice and tax planning, including international tax services.

Auditor Independence

The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Ernst & Young LLP’s independence.

All audit related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policies and Procedures for the Pre-Approval of Audit and Non-Audit Services provide for pre-approval of audit, audit-related, tax and other services specifically described by the Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Committee has delegated to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee (the “Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006, which include the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2006 and 2005, and related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, and the notes thereto.

The information contained in this report shall not be deemed to be “soliciting material” nor shall such information be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included and/or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2006 filed by the Company with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm.

Respectfully submitted, the Audit Committee of the Board of Directors of Kaydon Corporation

Timothy J. O’Donovan (Chairman)
David A. Brandon
Thomas C. Sullivan

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee has responsibility for the compensation of the Company’s Chief Executive Officer and other named executive officers (“NEOs”). The Compensation Committee also has sole authority to retain or replace compensation and benefit consultants, independent counsel or other experts to provide it with independent advice, including the authority to approve the fees payable and any other terms of retention. All compensation decisions with respect to executives other than the Chief Executive Officer are determined in discussion with, and frequently based upon the recommendation of, the Chief Executive Officer. Aside from discussions and consultations with the Chief Executive Officer regarding compensation decisions for other executives, the Compensation Committee does not delegate any of its authority described above to any other person or persons.

The Compensation Committee evaluates the Chief Executive Officer performance, and either independently or together with the other non-employee directors, makes all determinations with respect to compensation of the Chief Executive Officer, including, but not limited to, establishing performance objectives and criteria related to the payment of his compensation and determining the extent to which such objectives have been met, after obtaining such input from independent advisors as it deems necessary or appropriate.

The Compensation Committee also reviews, and has the authority to recommend to the Board of Directors for adoption, any new compensation or benefit plans that are determined to be appropriate for adoption by the Company, including those that are not otherwise subject to the approval of the Company’s shareholders. The Compensation Committee does not presently retain the services of a compensation consultant.

Compensation Objectives and Philosophy

The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to ensure the continuing success of the Company. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

•	Incent and reward performance that leads to the long-term enhancement of shareholder value;

•	Support an environment that rewards performance with respect to Company goals, as well as Company performance;

•	Integrate compensation programs with the short and long-term strategic plans of the Company;

•	Attract and retain key executives critical to the success of the Company ensuring the compensation program reflects current labor market and industry conditions; and

•	Align the interests of executives with the long-term interests of stockholders through equity award opportunities that can result in ownership of Company stock.

Compensation Program Components

The compensation program of the Company for the Chief Executive Officer and other named executive officers is under the direction of the Compensation Committee and is reviewed on a one to two year basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The particular elements of the compensation program for such persons are set forth in more detail below.

The Compensation Committee utilizes publicly available professional compensation surveys, including those prepared by Hewitt, Watson Wyatt and Mercer, to make informed decisions regarding pay and benefit practices. Surveys may also be prepared by management and used to periodically ensure that the Company is maintaining its labor market competitiveness. The Company does not retain compensation consultants to advise the Company on compensation matters. While the Company does not set compensation at a fixed percentage level compared to the market, the Compensation Committee and the Company do seek to provide salary, incentive compensation opportunity and employee benefits that fall within the average practice of similarly sized manufacturers in similar industries.

Base Salaries

Base salary levels are primarily determined by the Compensation Committee at levels the Committee deems appropriate to attract the level of competence necessary for the position. Annually, thereafter, base pay is determined by an assessment of the person’s sustained performance, the impact of such performance on the results of the Company, and such salary’s competitive relationship to industry and market level considerations within the ranges the Compensation Committee considers reasonable and necessary for that job.

Annual Incentives

In 2005, the Non-Employee Directors of the Board adopted the Kaydon Corporation Executive Management Bonus Program. Under this Program, following the Company’s annual/strategic planning process, the Compensation Committee establishes an Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) performance goal for the Company for the upcoming fiscal year. Designated executive officers have an opportunity to receive cash bonuses of up to 60% of their base annual salary if 100% of the Company EBITDA performance goal is achieved. They earn no bonus if achievement is 80% or less of the performance goal, and may earn up to 100% of the individual’s base annual salary if the Company’s performance goal is exceeded by 14%. The Compensation Committee may also grant a discretionary cash bonus of up to 25% of the individual’s base salary which could be in addition to or in lieu of any bonus payment made/not made pursuant to the EBITDA goal formula. In the event a change in control occurs, the Program provides for payment of any unpaid bonus from the prior year and a bonus for the year in which a change in control occurs equal to 100% of base salary. As part of its responsibility to administer this program, the Compensation Committee also reviews the Company’s performance against the objectives established for awards made in the prior year, and certifies the extent, if any, to which such objectives have been obtained and the amounts payable to each executive officer in accordance with the program.

Long-Term Equity Incentive Program

The shareholder-approved Kaydon Corporation 1999 Long-Term Stock Incentive Plan (“1999 Stock Plan”) provides for the grant of stock options, restricted stock awards and other types of equity awards for executive officers, and other key managers. The objectives of the 1999 Stock Plan are to align management and shareholder long-term interests by creating a strong and direct long-term relationship between executive compensation and shareholder returns. The Compensation Committee strongly believes that by providing those individuals who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company common stock, the best interests of shareholders, executive officers and key managers are more closely aligned. The Compensation Committee generally vests equity incentives over periods of between five and ten years which increases the long-term aspect of these awards. As a result of the extended vesting schedule, the dollar value of these stock-based incentives can appreciate to substantial amounts since there is a longer time period for the Company stock price to appreciate. Further, the Compensation Committee believes that the extended vesting of equity incentives also promotes retention and spreads compensation expense over a longer term.

The Board of Directors has authorized the purchase of shares of Kaydon common stock in the open market sufficient to provide for all equity incentives awarded so that the expense related to these awards is more consistent and less variable, and also to avoid any earnings per share dilution resulting from these awards. This expense is amortized over the vesting period of the equity incentive subject to the provisions of FAS 123R. Because the Company’s tax deduction is based on the fair market value at the time restrictions lapse, the after-tax cost of this program can be very favorable to the Company based on future appreciation of Company common stock.

The Compensation Committee has the authority to: establish rules for the administration of the 1999 Stock Plan; select those individuals to whom awards are granted; determine types of awards and the number of shares covered by such awards; set the terms and conditions of such awards; and suspend or amend awards. If equity incentives are to be awarded to executive officers, the grant is based upon the perceived incentive that grant will provide and the benefits that the grant may have on long-term shareholder value. The determination of the number of shares granted is based upon the level and contribution of the employee.

Restricted stock grants are subject to specified forfeiture and transfer restrictions. Upon the annual partial lapsing of these restrictions, Kaydon stock is issued to the grant recipient. Generally, the restricted stock award becomes fully vested if the recipient remains employed until the fifth anniversary of the date of the award. The restricted stock award recipient receives dividends and voting rights during the vesting period.

For further information regarding Base Salary, Annual Incentive and the Long-Term Equity Incentive Program for the Chief Executive Officer and other executive officers, see Table 2 — “2006 Summary Compensation” below.

Other Compensation

The Company pays for:  each NEO’s parking expense at the Company headquarters in Ann Arbor; certain uninsured health care costs; air travel club membership fees; memberships in professional organizations; and social club memberships for the Chief Executive Officer.

Retirement Plan

Kaydon maintains the Kaydon Corporation Retirement Plan (the “Retirement Plan”), a non-contributory defined benefit retirement plan for certain of the Company’s and U.S. Subsidiaries salaried and hourly employees.

Benefits are based on years of service and “final average compensation”, which is the average annual compensation for the three highest consecutive calendar years during the ten most recent calendar years. Participants earn one year of Credited Service for each calendar year that they complete at least 1,000 hours of service, up to a maximum of 30 years of Credited Service. An annual life annuity amount is determined based on the following formula: 1% times final average compensation plus 0.58% times final average compensation in excess of Covered Compensation, times Years of Credited Service.

Note: Covered Compensation, which varies depending upon the participants’ year of birth, is the average of Social Security wage bases in effect during the 35-year period ending in the calendar year in which the participant attains social security retirement age.

Final average compensation covered by the Retirement Plan in a calendar year includes base salary, overtime pay, commissions, incentive compensation payments, amounts that are deferred under the Company’s 401(k) plan, and dividends paid by the Company on non-vested restricted stock grants.

Normal retirement age under this plan is age 65. Participants may commence benefits at age 55 or later with at least 10 years of vesting service. A participant must have 5 years of vesting service to be eligible for a benefit. Participants earn one year of vesting service for each calendar year that they complete 1,000 hours of service. Benefits are reduced for early commencement in accordance with the following table.

Percentage of	Normal Retirement
Age at Benefit	Benefit Payable
Commencement	Single Life Annuity

65	100%
64	95
63	90
62	85
61	80
60	75
59	70
58	65
57	60
56	55
55	50

Upon retirement, participants will receive benefits from the Retirement Plan in the form of monthly annuity payments. The annuity payment options include single life, joint and 50%, 66 2/3%, or 100%, and 10 years certain and continuous, as elected by the participant.

In accordance with IRS regulations, the maximum allowable participant compensation permitted in computing a benefit from the Retirement Plan is $220,000 for 2006 and the maximum amount paid from a qualified defined benefit plan cannot exceed $175,000 per year as of January 1, 2006.

Supplemental Executive Retirement Plan

To attract and retain highly qualified senior management executives, the Company has adopted the Kaydon Corporation Supplemental Executive Retirement Plan (“SERP”). The SERP is a nonqualified supplemental pension plan for executives selected by the Board of Directors or the Compensation Committee that provides pension benefits in excess of those provided by the Retirement Plan discussed above.

The SERP applies the pension formula of the Retirement Plan to all compensation, including compensation that cannot be counted under the Retirement Plan because of certain Internal Revenue Code limitations on qualified benefit plans. The SERP also permits the Board or the Compensation Committee to grant additional service credit to selected participants for purposes of the SERP on a discretionary basis. In general, the SERP provides retirement, early retirement, disability and death benefits based on the benefit formula and other plan terms contained in the Retirement Plan applied to all compensation, and applied to service credit determined under the Retirement Plan, as increased by additional grants of service credit as described above. The SERP benefit is then reduced by benefits actually provided under the Retirement Plan. In general, benefits may be paid in the same forms of payment provided in the Retirement Plan.

Thus, the SERP’s benefits are based on years of service and “final average compensation”, which is the average compensation for the three highest consecutive calendar years during the ten most recent calendar years. In addition to any discretionary years of service, participants earn one year of Credited Service for each calendar year that they complete at least 1,000 hours of service, up to a maximum of 30 years of Credited Service. An annual life annuity amount is determined based on the following formula: 1% times final average compensation plus 0.58% times final average compensation in excess of Covered Compensation (as defined above in the discussion of the Retirement Plan), times years of Credited Service.

As with the Retirement Plan, final average compensation includes base salary, overtime pay, commissions, incentive compensation payments, amounts that are deferred under the Company’s 401(k) plan, and dividends paid by the Company on non-vested restricted stock grants.

Normal retirement eligibility under the SERP is age 65 and the completion of at least 10 years of vesting service or 10 years of credited service (determined without regard to any additional discretionary credit), or attainment of age 65 by a participant who was hired after age 55. Early retirement eligibility is age 55 and the completion of 10 years of vesting service. Mr. Campbell has reached normal retirement eligibility and Mr. Brocci is eligible for early retirement under the SERP. Early retirement benefits are payable under the SERP’s benefit formula as described above, without actuarial reduction if retirement occurs after age 62.

In addition, SERP payments may be accelerated and the actuarially computed present value paid in a lump sum in the event a participant in the SERP is a party to a Change in Control Compensation Agreement and a qualifying change in control with respect to the Company occurs.

The Board exercises its discretion to grant additional service credit under the SERP when it believes that doing so is necessary to hire or retain key executives.

Except in limited circumstances, the Board of Directors may remove a participant from participation in the SERP and may remove certain additional service credit previously granted on a discretionary basis. Benefits are also subject to forfeiture upon discharge for cause (defined as the commission of fraud or any felony, engaging in deliberate, willful or gross misconduct, or commission of any other act that causes or may reasonably be expected to cause substantial injury to the Company), other employment prior to age 65 without the consent of the Compensation Committee and the Board of Directors, or competition with the Company at any age.

For further information regarding the Retirement Plan and SERP, see Table 6 — “Pension Benefits” below.

Employment Agreements

On March 23, 2007, the Company entered into an employment agreement with Mr. O’Leary in connection with his appointment as President and Chief Executive Officer of Kaydon, effective March 26, 2007. The principal provisions of the agreement are filed as Exhibit 10.1 to Kaydon’s Current Report on Form 8-K, filed on March 23, 2007.

Other named executive officers have no employment agreements and are employed ’at will’.

Change-in-Control Compensation Agreements

Change-in-Control Compensation Agreements (“CICC Agreements”), first adopted in October 1995 and amended in 1998, protect income for key executives who would likely be involved in due diligence decisions regarding and/or successful implementation of merger/acquisition activity and who are at risk for job loss if a take-over occurs. The Board of Directors believes it is in the best interests of the Company and its stockholders to adopt such agreements in order for the Board to be able to receive and rely upon the executive’s advice and counsel as to the best interests of Kaydon and its shareholders without concern that the executive might be distracted or influenced by the personal uncertainties and risks created by merger and/or acquisition proposals or threats. The CICC Agreements were approved by the Board of Directors as reasonable termination compensation for the executive officers in order to encourage management to remain with the Company and to continue to devote full attention to Kaydon’s business.

Kaydon has entered into CICC Agreements with certain selected executives, including Messrs. Campbell, Emling, DeChants, Crawford and Brocci. The CICC Agreements require that, in the event that a third party takes actions that could result in a Change-in-Control, each executive agrees to not voluntarily terminate his or her employment on less than three months’ written notice to the Chief Executive Officer, to render the services expected of his or her position, and to act in all things related to the interests of the stockholders of Kaydon until such third party has abandoned or terminated the efforts to effect a Change-in-Control. The permissible reasons for the officer to voluntarily terminate his employment and receive termination benefits include a substantial reduction in his duties and responsibilities, a reduction in his compensation or benefits package or the transfer of the officer to a location requiring a change in his residence or a material increase in the amount of travel normally required.

Termination benefits also apply in the case of a termination of an executive’s employment by Kaydon unless the executive is terminated for cause or as a consequence of the executive’s death, permanent disability or attainment of Normal Retirement Date under the applicable Kaydon pension plan (generally age 65).

The CICC Agreements also provide that in the case of a qualifying termination of employment of the executive within three years after a Change-in-Control, then the Company will provide the executive with the following amounts:

•	a lump sum payment equal to three times the greater of (a) base salary for the year in which termination occurs, or (b) base salary for the preceding calendar year,

•	a lump sum payment equal to three times the greater of (a) the average bonus paid over the most recent three-year period or (b) the target bonus level in effect for the year in which termination occurs;

•	all amounts to which the person is entitled under the Kaydon incentive compensation plans, including awards for prior year that have not been paid at the time of termination plus 1/12 of the greater of (a) the projected incentive plan award for the year in which termination occurs or (b) the person’s incentive award for the most recently ended year, for each full or partial month prior to termination in the year of termination;

•	payment of the actuarial equivalent of the executives vested accrued benefit under the Company’s Supplemental Executive Retirement Plan, with the person’s award becoming fully vested and with additional credit provided for in such plan being given under certain circumstances; and

•	continued coverage under the life insurance, medical and dental insurance and accident and disability insurance plans of Kaydon until the earlier of (a) three years from the date of termination of employment, (b) normal retirement date or (c) the date on which the person obtains comparable insurances at no greater cost to the person that was the case at Kaydon (the three year limit does not apply to terminated executives that are 55 or older at the time of the Change-in-Control and are fully vested under the Kaydon Retirement Plan).

In addition, the CICC Agreements provide for immediate acceleration of vesting and exercisability of all outstanding stock option, stock appreciation rights, restricted stock awards or other similar incentive compensation rights, full outplacement services to a maximum cost of 15% of the person’s base salary for the year preceding the year of termination and an additional payment to cover the full cost of any “golden parachute” excise tax and the state and federal income and employment taxes resulting from this additional excise tax payment. If the terminated executive is required to incur attorney’s fees and expenses to enforce his or her rights under the CICC Agreement, the Company will also reimburse the person for such amounts.

For purposes of the CICC Agreements, a “Change of Control” means any of the following:

(1) The failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board of Directors;

(2) The acquisition by any Person (as that term is used in Section 13(d)(3) of the Exchange Act) other than an Excluded Holder of beneficial ownership of 20% or more of the voting power of Kaydon’s outstanding securities;

(3) The approval by the Kaydon stockholders of a reorganization, merger or consolidation unless with a “Permitted Successor”;

(4) The approval by Kaydon stockholders of a complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets other than to a “Permitted Successor”.

A “Continuing Director” is a director approved by two-thirds of the individuals then constituting the Board. A “Permitted Successor” is a corporation, 60% or more of whose common stock is owned by substantially all of the persons who were owners of Kaydon’s stock immediately prior to the change in control, no other person directly or indirectly owns 20% or more of outstanding common stock, and the majority of the Board of which is comprised of Continuing Directors.

In return for these benefits, the CICC Agreements provide that each executive is required not to disclose any confidential information of or about Kaydon or its subsidiaries and to provide such information and render assistance and cooperation in connection with any litigation or legal proceedings concerning Kaydon or its subsidiaries and to execute a release of all claims against Kaydon and its subsidiaries. The CICC Agreement for each executive (including the Chief Executive Officer) continue in effect from year to year, unless Kaydon notifies the executive in writing at least thirty days prior to year end that it does not wish to renew the CICC Agreement.

For further information regarding the change of control protections provided by these agreements, see Table 8 — “Potential Payments Upon Change-in-Control” below.

Equity Compensation Plan Information

The following table provides information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2006, including Kaydon’s 1999 Long-Term Stock Incentive Plan, 1993 Non-Employee Directors Stock Option Plan, the 2003 Non-Employee Directors Equity Plan and the Director Deferred Compensation Plan. The Company’s practice is to purchase shares on the open market for issuance under its various equity plans thus minimizing any dilutive effect of such plans.

	Equity Compensation Plan Information
	(A)		(B)	(C)
	Number of securities		Weighted-average	Number of securities remaining
	to be issued upon		exercise price of	available for future issuance
	exercise of		outstanding	under equity compensation
	outstanding options,		options, warrants	plans (excluding securities
Plan Category	warrants and rights		and rights	reflected in column (A))

Equity compensation plans approved by shareholders	75,250	(1)	$28.35	3,492,405	(3)
Equity compensation plans not approved by shareholders(2)	10,689		N/A	N/A
Total	85,939			3,492,405

(1)	Includes only options outstanding under Kaydon’s 1999 Long-Term Stock Incentive Plan, the 1993 Non-Employee Directors Stock Option Plan and the 2003 Non-Employee Directors Equity Plan as no warrants or rights were outstanding as of December 31, 2006.

(2)	Includes shares of Kaydon common stock pursuant to phantom stock units outstanding under the Director Deferred Compensation Plan. This Plan is the only equity plan that has not been approved by shareholders and provides a vehicle for a director to defer compensation and acquire Kaydon common stock. The amount shown in column (A) above assumes these Directors elect to receive their deferred compensation in shares of Kaydon common stock. The number of shares reserved for issuance under this plan is not limited in amount, other than by the dollar value of the non-employee Directors’ annual compensation.

(3)	Includes shares available for issuance under Kaydon’s 1999 Long-Term Stock Incentive Plan which allows for the grants of stock options and stock appreciation rights and for awards of restricted stock, restricted stock units and stock-based performance awards to employees of and consultants to the Company and shares available for issuance under the 2003 Non-Employee Directors Equity Plan which allows for the granting of stock options and for awards of restricted stock.

Committee Policy Regarding Compliance with Section 162 (m) of the Internal Revenue Code of 1986 (the “Code”)

Section 162(m) of the Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to the Executive Officers named in this proxy to the extent that the compensation exceeds $1 million per year unless such compensation is pursuant to qualifying performance-based plans approved by shareholders of the Company. Compensation as defined includes, among other things, base salary, incentive compensation and gains on stock options, restricted stock, and other transactions under Kaydon’s 1999 Long-Term Stock Incentive Plan.

The Committee establishes individual executive compensation based primarily upon the Company’s performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Committee will continue to consider ways to maximize deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate Executive Officers in a manner commensurate with the performance of Kaydon, the competitive environment, and the best interests of the Company and its shareholders.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2006 fiscal year were David A. Brandon, Chairman, James O’Leary and Thomas C. Sullivan. No member of the Compensation Committee was at any time during fiscal year 2006 or at any other time an officer or employee of Kaydon, and no member had any relationship with Kaydon requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions” of this proxy statement. No executive officer of Kaydon has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal year 2006.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the members of the Compensation Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted, The Compensation Committee of the Board of Directors of Kaydon Corporation

David A. Brandon (Chairman)
Timothy J. O’Donovan
Thomas C. Sullivan

EXECUTIVE COMPENSATION MATTERS

TABLE 2 — 2006 SUMMARY COMPENSATION

Table 2 sets forth a summary of all forms of compensation accrued by Kaydon for financial reporting purposes with respect to the year 2006 for our principal executive officer, principal financial officer and our four most highly compensated executive officers who were serving as such at the end of the year (the “Named Executive Officers” or “NEO’s”). There were no discretionary cash bonuses paid, and no stock options awarded, to any Named Executive Officers during 2006.

							(f)
							Change in
							Pension
							Value and
						(e)	Nonqualified
				(c)	(d)	Non-Equity	Deferred	(g)
		(a)	(b)	Stock	Option	Incentive Plan	Compensation	All Other	(h)
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Brian P. Campbell President, Chief Executive Officer, Chief Financial Officer & Chairman of the Board	2006	$700,000	$0	$668,378	$0	$700,000	$727,898	$15,889	$2,812,165
John R. Emling Senior Vice President Operations	2006	305,000	0	383,525	0	305,000	13,764	28,255	1,035,544
Peter C. DeChants Vice President, Corporate Development & Treasurer	2006	270,000	0	273,173	0	270,000	15,888	6,803	835,846
Kenneth W. Crawford Vice President & Corporate Controller	2006	185,000	0	260,394	0	185,000	13,988	6,036	650,418
John F. Brocci Vice President Administration & Corporate Secretary	2006	187,400	0	375,025	0	187,400	78,295	3,373	831,493

Notes:

(a)	Includes amounts contributed by the officer into the Company’s 401(k) plan.

(b)(e)	For presentation purposes, any bonus or non-equity incentive compensation above is shown in the fiscal year when the relevant performance measures are satisfied, although they are generally paid the following year.

(c)	The amount shown in column (c) is the dollar amount that was required to be recognized in 2006 in accordance with SFAS No. 123(R). The amounts included in respect of awards granted prior to 2006 are based on the modified prospective transition method of compliance with SFAS No. 123(R). Please refer to footnote 5, Stock Based Compensation, of Kaydon’s financial statements for the assumptions used to calculate of such values.

Restricted stock awards granted pursuant to the 1999 Stock Plan allow for continued annual vesting if a grantee retires at or after the age of 65, even though the grantee is no longer providing services to the Company. For awards made prior to January 1, 2006, compensation cost associated with these restricted stock awards is being amortized ratably over the awards’ normal five-to-ten-year vesting periods, or up to the date of actual retirement of the grantee, when applicable. Concurrent with the adoption of SFAS No. 123(R), the Company changed its approach for new awards granted after January 1, 2006, so that compensation cost related to grantees who become retirement eligible during the normal vesting period is amortized ratably over the period from the grant date to the date retirement eligibility is achieved. Compensation expense is recognized immediately for awards granted to retirement eligible employees.

(f)	There are no amounts related to Nonqualified Deferred Compensation Earnings for any named executive officer for 2006.

(g)	Includes (i) healthcare expense reimbursements under a Kaydon plan for certain executive officers (for presentation purposes in this table are shown as being reimbursed in the same year the expense was incurred), (ii) payments for membership fees in airline clubs and other professional organizations; and (iii) annual amounts paid for parking at the Company’s headquarters in Ann Arbor, Michigan. See “Table 7 — All Other Compensation and Perquisites for 2006” below, for detailed information with respect to Mr. Campbell.

TABLE 3 — GRANTS OF PLAN-BASED AWARDS

Table 3 sets forth information about awards made to the Named Executive Officers during 2006 under the Kaydon Corporation 1999 Long Term Stock Incentive Plan and the Kaydon Corporation Executive Management Bonus Program. The non-equity incentive plan awards consist of cash incentive bonuses contingent upon the achievement of Company earnings targets. The stock awards consist of shares of restricted stock that vest in installments over a five-year period. See “Compensation Discussion and Analysis” — “Annual Incentive” and “Long Term Equity Incentive Program.”

					All Other Stock
		Estimated Future Payouts Under			Awards: Number	Grant Date
		Non-Equity Incentive Plan Awards			of Shares of	Fair Value
	Grant	Threshold	Target	Maximum	Stock or Units	of Stock and
Executive Officers Name	Date	($)(1)	($)(2)	($)(3)	(#)	Option Awards

Brian P. Campbell	N/A	$21,000	$420,000	$700,000	0	$0
John R. Emling	2/22/06	9,150	183,000	305,000	15,000	512,700
Peter C. DeChants	2/22/06	8,100	162,000	270,000	10,000	341,800
Kenneth W. Crawford	2/22/06	5,550	111,000	185,000	10,000	341,800
John F. Brocci	2/22/06	5,622	112,400	187,400	10,000	341,800

Notes:

(1)	Represents achieving 81% of the EBITDA target set by the Compensation Committee for the fiscal year 2006.

(2)	Represents achieving 100% of the EBITDA target set by the Compensation Committee for the fiscal year 2006.

(3)	Represents achieving 114% of the EBITDA target set by the Compensation Committee for the fiscal year 2006.

No stock options or stock appreciation rights were granted to or exercised by any named executive officers during the year ended December 31, 2006.

TABLE 4 — OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Table 4 sets forth information concerning all outstanding awards of restricted stock made to the Named Executive Officers during prior years. The ’market value of shares’ is based on the year end closing price of Kaydon stock on the New York Stock Exchange ($39.74).

	Stock Awards
		Market Value
	Number of Shares	of Shares
	or Units of	or Units of
	Stock That Have	Stock that Have
	Not Vested	Not Vested
Executive Officer Name	(#)(c)	($)

Brian P. Campbell	76,520	$3,040,905
John R. Emling	48,680	$1,934,543
Peter C. DeChants	32,000	$1,271,680
Kenneth W. Crawford	31,600	$1,255,784
John F. Brocci	31,200	$1,159,888

Notes:

(c)	Vesting dates of unvested awards are:

Mr. Campbell:	25,630 shares on 1/5/07, 22,630 shares on 1/5/08, 17,630 shares on 1/5/09, and 10,630 shares on 1/5/10.

Mr. Emling:	13,720 shares on 1/5/07, 12,720 shares on 1/5/08, 11,120 shares on 1/5/09, 8,120 shares on 1/5/10, and 3,000 shares on 1/5/11.

Mr. DeChants:	10,000 shares on 1/5/07, 10,000 shares on 1/5/08, 6,000 shares on 1/5/09, 4,000 shares on 1/5/10, and 2,000 shares on 1/5/11.

Mr. Crawford:	9,450 shares on 1/5/07, 8,450 shares on 1/5/08, 6,850 shares on 1/5/09, 4,850 shares on 1/5/10, and 2,000 shares on 1/5/11.

Mr. Brocci:	8,800 shares on 1/5/07, 8,200 shares on 1/5/08, 7,100 shares on 1/5/09, 5,100 shares on 1/5/10, and 2,000 shares on 1/5/11.

TABLE 5 — OPTION EXERCISES AND STOCK AWARDS VESTED FOR FISCAL 2006

Table 5 sets forth information concerning the number of shares of restricted stock awarded in prior years to the Named Executive Officers with respect to which restrictions lapsed during the year 2006, and the value of such shares at the time that such restrictions lapsed.

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Executive Officer Name	(#)	($)(2)

Brian P. Campbell	29,630	$968,901
John R. Emling	12,108	395,932
Peter C. DeChants	8,000	261,600
Kenneth W. Crawford	9,450	309,015
John F. Brocci	7,800	255,060

Notes:

(1)	No named executive officer has any stock options.

(2)	Based upon the market price ($32.70) of Kaydon stock at the close of the NYSE or 1/5/2006.

TABLE 6 — PENSION BENEFITS FOR 2006

Table 6 sets forth for each Named Executive Officer (“NEO”) the actuarial present value of the NEO’s accumulated benefit under the Kaydon Corporation Retirement Plan (“Retirement Plan”) and the Supplemental Executive Retirement Plan (“SERP”), computed as of September 30, 2006, which is the date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2006. The present value of accumulated benefits is based on each NEO’s number of years of credited service under that plan. The assumptions used to determine the present value of accumulated benefits are shown below. The Company also provides employees with the opportunity to defer income pursuant to the Kaydon Corporation Employee Stock Ownership and Thrift Plan, a defined contribution 401(k) plan, but Kaydon does not provide any matching or profit sharing contributions to the NEO’s under this 401(k) plan. Thus, the Retirement Plan and SERP are the only plans that provide monthly payment of benefits at retirement to the NEO’s.

The assumptions used to determine the present value of accumulated benefits are the following: Retirement Plan assets will increase at 6.00% for September 30, 2006 calculations; SERP assets will increase at 5.75% for

September 30, 2006 calculations; each NEO will retire at age 65; and their life expectancy is based on the “Retired Pensioners 2000 Combined Healthy” mortality table.

		Number		Present	Payments
Executive		of Years		Value of	During
Officer		Credited		Accumulated	Last Fiscal
Name	Plan Name	Service (#)		Benefit ($)	Year ($)

Brian P. Campbell	Retirement Plan	8.083		$239,264	$0
	SERP	26.17	(1)	3,247,597	0

	Combined Plans			3,486,861
John R. Emling	Retirement Plan	8.083		99,075	0
	SERP	n/a		0	0

	Combined Plans			99,075
Peter C. DeChants	Retirement Plan	4.083		60,636	0
	SERP	n/a		0	0

	Combined Plans			60,636
Kenneth W. Crawford	Retirement Plan	7.583		84,116	0
	SERP	n/a		0	0

	Combined Plans			84,116
John F. Brocci	Retirement Plan	17.583		501,101	0
	SERP	30.00	(2)	1,135,521	0

	Combined Plans			1,636,622

Notes:

(1)	Mr. Campbell is entitled to additional credited service equal to the amount of credited service earned under the Retirement Plan plus 10 years, subject to a maximum total credited service of 30 years. Currently, this provides Mr. Campbell 18.083 additional years of credited service in excess of his actual years of service with the Company. This increases the present value of his accumulated benefit under the SERP from $2,543,214 to $3,247,597.

(2)	Mr. Brocci is entitled to additional credited service equal to the amount of credited service earned under the Retirement Plan, subject to a maximum total credited service of 30 years. Currently, this provides Mr. Brocci 12.417 additional years of credited service in excess of his actual years of service with the Company. This increases the present value of his accumulated benefit under the SERP from $1,109,737 to $1,135,521.

TABLE 7 — ALL OTHER COMPENSATION AND PERQUISITES FOR FISCAL 2006

Table 7 sets forth information concerning the amounts accrued as expenses by Kaydon during 2006 with respect to the “all other compensation” column appearing in Table 2 — “Summary Compensation” above.

	Perquisites
	and Other	Insurance
Executive	Personal	Premiums &
Officer	Benefits	Reimbursements
Name	($)(1)	($)(2)	Total($)

Brian P. Campbell	$1,592	$13,816	$15,408
John R. Emling	420	27,835	28,255

Notes:

(1)	Annual parking fees at the corporation’s offices in Ann Arbor, MI and membership dues at social clubs.

(2)	Includes healthcare costs incurred and expense reimbursements under a Kaydon plan for certain executive officers and for presentation purposes in this table are shown as being reimbursed in to same year the expense was incurred.

TABLE 8 — POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

Table 8 summarizes the executive benefits and payments due to the Chief Executive Officer and the other named executive officers upon termination in connection with a Change-in-Control or Termination that occurred on December 31, 2006. See “Compensation Discussion and Analysis — Change in Control Compensation Agreements” above for an explanation of the factors to be taken into account when determining the amounts shown below.

CHANGE IN CONTROL

Named Executive Officers
Benefits and Payments Upon
a Change-in-Control	B. P. Campbell(1)		J. R. Emling		J. F. Brocci		P. C. DeChants		K. W. Crawford

Base salary	$2,100,000		$915,000		$562,200		$810,000		$555,000
Bonus payments	$1,260,000		$549,000		$337,320		$486,000		$333,000
Incentive compensation(2)	$700,000		$305,000		$187,400		$270,000		$185,000
Actuarial value of SERP benefits	$4,782,630	(6)	$0		$1,297,379	(7)	$0		$0
Number of stock options vested	0 shs		0 shs		0 shs		0 shs		0 shs
and value upon termination	$0		$0		$0		$0		$0
Number of shares of restricted	76,520 shs		48,680 shs		31,200 shs		32,000 shs		31,600 shs
stock and value upon termination(3)	$3,040,905		$1,934,543		$1,239,888		$1,271,680		$1,225,784
Outplacement services	$105,000		$45,750		$28,110		$40,500		$27,750
Value of insurance benefits	$0	(4)	$24,379	(5)	$5,698	(4)	$35,314	(5)	$35,314	(5)
Excise tax gross up payments	$1,943,068		$450,800		$631,033		$381,613		$281,711
Total	$13,931,603		$4,224,472		$4,289,028		$3,295,107		$2,643,559

Notes:

(1)	Mr. Campbell has attained normal retirement age and therefore the rights and benefits of the CICC Agreement, including the accelerated payment of the SERP benefit, are not applicable to him if his employment is terminated by Kaydon. Mr. Campbell would be entitled to the rights and benefits of the CICC Agreement, including the accelerated payment of the SERP benefit, upon a voluntary termination of employment for one of the permissible reasons identified in the discussion, above, if that reason occurs after the initiation of a change-in-control effort and the termination of employment occurs during the protected change-in-control period.

(2)	Reflects the incentive compensation earned under the terms of the Executive Management Bonus Program for fiscal year 2006 but not paid until 2007.

(3)	Assumes a price per share of Kaydon common stock of $39.74 which was the closing price on the New York Stock Exchange on December 29, 2006.

(4)	Mr. Campbell has reached normal retirement age and therefore the insurance provisions under the CICC Agreement are not applicable. Mr. Brocci reaches normal retirement age in September 2007 and thus is covered under the insurance provisions of the CICC Agreement for a partial year.

(5)	Assumes costs increase 10% in 2008 and 2009 and each executive receives insurance coverage for three years.

(6)	Mr. Campbell would receive 10 years discretionary service and additional service earned under the SERP. The valuation is based upon total service of 26.666 years of service.

(7)	Mr. Brocci has the 30 years maximum service under the SERP and retains additional service earned under the SERP under the CICC Agreement.

TERMINATION

The following summarizes executive benefits and payments due the Chief Executive Officer and other named executive officers upon termination that occurred on December 31, 2006 caused by death, disability, retirement and other reasons. See “Retirement Plan”, “Supplemental Executive Retirement Plan” and “Long-Term Equity Incentive Program” for information regarding each plan and factors to be taken into account when determining the amounts shown below.

Named Executive Officer
Benefits and Payments
Upon Termination	B.P. Campbell	J.R. Emling	J.F. Brocci	P.C. DeChants	K.W. Crawford

Death
Retirement Plan(1)	$25,509	$11,915	$52,043	$0	$11,023
SERP(2)	$408,893	N/A	$111,591	N/A	N/A
Life Insurance	(3)	(3)	(3)	(3)	(3)
Equity Incentive	(4)	(4)	(4)	(4)	(4)
Disability
Retirement Plan(5)	$25,509	$0	$56,344	$0	$0
SERP(6)	$408,893	N/A	$109,317	N/A	N/A
Life Insurance	(3)	(3)	(3)	(3)	(3)
Short & Long Term Disability	(8)	(8)	(8)	(8)	(8)
Equity Incentives	(4)	(4)	(4)	(4)	(4)
Retirement
Retirement Plan(8)	$25,509	$23,829	$54,070	$0	$22,047
SERP(9)	$408,893	N/A	$111,591	N/A	N/A
Life Insurance	(10)	(10)	(10)	(10)	(10)
Equity Incentives	(4)	(4)	(4)	(4)	(4)

Notes:

(1)	The Retirement Plan applies to NEO’s in the same manner as all other Plan participants. If the NEO was vested in the Retirement Plan at death but was not yet receiving benefits under the Plan, benefits are paid to the surviving spouse of the executive as required by law in the form of a spousal survivor annuity commencing as early as when the executive would have attained early retirement eligibility under the Plan. If the executive was receiving benefits under the Retirement Plan at death, benefits may continue to a surviving spouse or beneficiary in accordance with the terms of the benefit form previously elected. The table reflects each NEO’s annual benefit had he died on December 31, 2006 and assumes the participant and spouse are the same age. Benefits under the Retirement Plan would be paid monthly. As of December 31, 2006, Mr. DeChants was not vested in the Retirement Plan.

(2)	If the executive was vested in the SERP at death but was not yet receiving benefits under the SERP, benefits (computed here with any potentially applicable additional credit under the SERP) are paid to the surviving spouse of the executive in the form of a spousal survivor annuity commencing at the earliest time payment of the survivor benefit under the Retirement Plan could commence. If the executive was receiving benefits under the SERP at death, benefits may continue to a surviving spouse or beneficiary in accordance with the terms of the benefit form previously elected. The table reflects Messrs. Campbell and Brocci’s annual benefit at December 31, 2006 and assumes the participant and spouse are the same age. Benefits under the SERP would be paid monthly.

(3)	Life Insurance (an insured benefit provided by the Company) would be payable to the named beneficiary at 150% of the NEO’s annual earnings as of the preceding December 1, up to a maximum life insurance amount of $450,000. During disability, Life Insurance continues at the level on the last day worked for up to 52 weeks, then, if eligible for long term disability benefits, in accordance with Note 10 below.

(4)	Upon death or disability unvested restricted stock share grants will immediately vest (restrictions will lapse) and such shares are released to the designated beneficiary. Upon retirement at age 65, the restrictions imposed in each grant continue to lapse in accordance with each grant. See Tables 3 and 4 above.

(5)	The Retirement Plan applies to NEO’s in the same manner as all other Plan participants. Disability Retirement Benefits are payable under the Plan in various annuity forms of payment at the later of normal or early retirement eligibility and the date the Company’s long term disability benefits cease, and are computed using earnings prior to last day worked and by assuming years of credited service as though the plan participant had continued to work to normal retirement date under the Plan provided the participant has attained 10 years of vesting service as of the disability date under the Retirement Plan. Using December 31, 2006 as the disability date, only Mr. Brocci has 10 years of vesting service. Although not eligible for a Disability Benefit, Messrs. Crawford and Emling would receive a deferred vested benefit at age 65 in the event of termination of employment due to disability. Mr. DeChants was not vested in the Retirement Plan on December 31, 2006. Although not eligible for a Disability Benefit, Mr. Campbell is eligible for normal retirement and the benefit shown is his normal retirement benefit. Benefits under the Retirement Plan would be paid monthly.

(6)	Disability Retirement Benefits are payable under the SERP in various annuity forms of payment at the later of separation from service and attainment of age 65 and are computed by assuming years of credited service as though the participant had continued to work to normal retirement eligibility under the Plan and by crediting any applicable additional credit under the SERP. Because he is eligible for normal retirement, the benefit shown for Mr. Campbell is the normal retirement benefit. Although the table presents annualized benefits, SERP benefits are paid monthly.

(7)	Short-Term Disability provided by the Company provides 13 weeks at 100% of salary as of the NEO’s last day worked, 80% of salary for the next 13 weeks, and 66 2/3% of salary for the next 26 weeks. If the disability continues, Long-Term Disability (an insured benefit provided by the Company) provides the NEO 60% of his/her monthly salary as of his/her last day worked (up to a maximum benefit of $14,000 per month) less deductible sources of income (such as workers compensation, social security disability benefits, etc) until age 65.

(8)	The Retirement Plan applies to NEO’s in the same manner as all other Plan participants. Benefits are payable under the Retirement Plan in various annuity forms of payment at early or normal retirement eligibility. As of December 31, 2006, Mr. DeChants was not vested in the Retirement Plan. Although the table presents the benefits in a Life Annuity form and as an annualized payment, the Retirement Plan benefits would be paid monthly.

(9)	In the case of retirement other than in connection with a change in control, benefits are payable under the SERP in various annuity forms of payment at early or normal retirement eligibility. Benefits are calculated here by crediting any potentially applicable additional credit under the SERP.

(10)	Life Insurance is 100% of the NEO’s earnings on the day prior to retirement, but no more than $50,000, and reduces after the first year of retirement by 10% on each January 1 to a minimum amount of 10% of the initial insurance coverage at the end of ten years, or $2,500, which is greater.

Voluntary/Involuntary Termination of an NEO would result in he/she losing all Company provided pay and benefits at the time of termination and as follows:

Retirement Plan.  Benefits are payable under the Retirement Plan in various annuity forms of payment following a voluntary or involuntary termination of employment after vesting under the Plan. Benefits are paid at early or normal retirement eligibility.

SERP.  In the case of voluntary or involuntary termination of employment other than in connection with a change in control and provided the NEO did not forfeit the benefit, benefits are payable under the SERP to a vested participant in various annuity forms of payment at the latter of separation from service and attainment of age 65. Benefits are calculated here by crediting any potentially applicable additional credit under the SERP.

Equity Incentives.  Shares of restricted stock previously awarded still subject to restrictions are forfeited and returned to the Company.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

Kaydon does not have in effect any nonqualified defined contribution plans or any other nonqualified deferred compensation plans for its named executive officers.

Certain Relationships and Related Transactions

Kaydon’s “Code of Business Conduct and Ethics for Directors, Officers and Employees,” deals with conflicts of interest and requires each director and executive officer to disclose to the Chairman of the Audit Committee (or, in the case of the Chairman of the Audit Committee, that he or she disclose to the Lead Director) the possible occurrence of any transaction in which the Company will be a participant and which would be required to be disclosed in the Company’s proxy statement under current SEC proxy regulations because the director, executive officer or related person has a direct or indirect material interest in the proposed transaction. Disclosure must be made prior to the time the proposed transaction is approved or authorized on behalf of Kaydon. Upon such disclosure, the proposed transaction will be reviewed by a committee comprised of two non-employee directors none of whom shall have any direct or indirect material interest in the proposed transaction, to determine whether the proposed transaction is fair to the Company. If this committee determines that the transaction would not be fair to the Company, Kaydon will not enter into the proposed transaction.

There are no relationships or related party transactions requiring disclosure under applicable Securities and Exchange Commission rules.

PROPOSALS BY HOLDERS OF COMMON STOCK

If any shareholder wishes to have a proposal included in the Company’s proxy statement for the Annual Meeting to be held in 2008, the proposal must be received by the Company by December 18, 2007, which is the date that is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal should be sent to the Secretary of the Company at its executive offices in Ann Arbor, Michigan, and it is recommended that registered or certified mail, return receipt requested, be used.

In addition, if any shareholder intends to present a proposal for consideration at the Annual Meeting in 2007, in accordance with the procedures set forth in the Company’s By-Laws, prior written notice of a shareholder’s intention to present such a proposal must be given to the Secretary of the Company not later than 90 days prior to the first anniversary of the date of the 2006 Annual Meeting or February 12, 2007. Such notice must contain the information required by the Company’s By-Laws, and the presiding officer of the Annual Meeting may refuse to entertain any shareholder proposals that do not comply with these By-Law provisions.

Any shareholder entitled to vote at an Annual Meeting of shareholders at which directors are to be elected may nominate a person for election to the Board of Directors by following the procedures in the Company’s By-Laws. In general, such nominations may be made by notice in writing to the Secretary of the Company received at the Company’s executive offices not less than 90 days prior to the date of the meeting. Such notice shall provide for each person the shareholder proposes to nominate all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and, as to the shareholder, their name and address as they appear on the Company’s books and the class and number of shares of Kaydon’s capital stock beneficially owned. Any nomination not made in accordance with the procedures in the Company’s By-Laws shall be disregarded at the Annual Meeting of shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires each director and certain officers of Kaydon, and any person or entity that owns more than 10% of Kaydon common stock to file with the Securities and Exchange Commission, by a specified date, certain reports of ownership and changes in ownership of Kaydon’s common stock. Shareholders who own more than 10% of Kaydon common stock are required to furnish to Kaydon copies of all reports they file under Section 16(a). The Sarbanes-Oxley Act of 2002 mandates that most of these reports under Section 16(a) must be filed by the second day after the event that gave rise to the required filing has occurred. Based upon a review of reports that were filed by Kaydon’s directors and officers and written representations from those directors and officers that no other reports were required, the Company believes that during fiscal year 2006 its directors and officers complied with all such requirements except as described below.

The Company takes responsibility for filing Section 16(a) reports on behalf of the Company’s Named Executive Officers, including Form 4 reports in connection with their annual equity grants and any other transactions that the officers have in Kaydon’s common stock. Each year, as restrictions lapse with respect to awards of restricted stock made in prior years, some of the Named Executive Officers sell shares of common stock back to the Company and the Company uses the proceeds of the sale to satisfy its obligations to withhold the amount of income taxes that is attributable to the compensation income resulting from the lapse of such restrictions. Such tax withholding sales were made by Messrs. Campbell, Brocci, Crawford, Emling and one other executive officer in January 2006. The Form 4 reports for these sales were filed three days late by the Company.

The Company also takes responsibility for filing Section 16(a) reports on behalf of the Company’s non-employee directors, including Form 4 reports in connection with their annual grants of options. The Kaydon Non-Employee’s Directors’ Equity Plan provides for an annual grant of options and an award of restricted stock to each non-employee director. In accordance with this Plan, annual option grants and awards of restricted stock are made to non-employee directors the day after the Company’s Annual Meeting of Stockholders. Accordingly, grants of non-qualified options to purchase 3,500 shares of Kaydon common stock, and awards of 1,000 shares of restricted stock, were made to each of the non-employee directors on May 12, 2006 the day after the Company’s 2006 Annual Meeting of Stockholders. The Form 4 reports for these grants to the non-employee directors (Messrs. Brandon, O’Donovan, O’Leary and Sullivan) were filed approximately two weeks late by the Company.

CODE OF ETHICS

The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s chairman, chief executive officer, president, chief financial officer, chief accounting officer, and any person who performs similar functions; and intends to satisfy the disclosure requirement under Item 10 of Form 8-K by posting such information on its Web site at www.kaydon.com. The Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees, which is available on the Company’s Web site at www.kaydon.com. Also the Company has adopted Corporate Governance Guidelines, which are available on its Web site at www.kaydon.com and in print, without charge, to any shareholder who requests them.

OTHER ITEMS OF BUSINESS

Management does not intend to present any further items of business to the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

JOHN F. BROCCI
Secretary

April 16, 2007

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

APPENDIX A

KAYDON CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The primary function of the Committee is to assist the Board of Directors in fulfilling its oversight of the Corporation’s:

•	Financial reporting processes, financial reports and other financial information;

•	Integrity of the Corporation’s financial statements;

•	Internal and independent audit activities;

•	Compliance with legal and regulatory requirements related to this Charter;

•	System of internal controls; and

•	Qualification and independence of the independent registered public accounting firm (the “independent auditors”).

The Committee shall prepare the audit committee report as required by the SEC to be included in the Corporation’s annual proxy statement.

Composition

The Committee shall be comprised solely of three or more independent directors as determined by the Board. For purposes of this Charter, an “independent director” is any director who fulfills the NYSE and SEC requirements for an “independent director.”

All members of the Committee shall be financially literate, having a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be appointed by the Board of Directors, with management directors abstaining. The Board shall have the authority to remove a Committee member at any time. The Chair shall be appointed by the Board of Directors, with management directors abstaining; if the appointed Chair is not present at any meeting, the members of the Committee may designate a Chair.

Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall meet at least quarterly with management, the independent auditors and the internal auditors in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately. The Committee shall maintain minutes of all Committee meetings and submit such minutes to the Board.

Responsibilities and Duties

To fulfill its oversight responsibilities and duties, the Committee shall perform any activities consistent with this Charter, the Corporation’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate, and shall:

Review and reassess this Charter at least annually and submit the Charter to the Board of Directors for approval.

Conduct an annual performance evaluation of the Committee and report the results of such review to the Board.

Meet to review and discuss with management and the independent auditors the Corporation’s annual and quarterly financial statements, including reviewing the Corporation’s specific disclosures under “management’s discussion and analysis of financial condition and results of operations” and discussing other matters required to be communicated to the Committee by the independent auditors under the standards of the Public Company Accounting Oversight Board (United States), prior to filing with the SEC and prior to the release of earnings.

Review and discuss with management, the independent auditors and the internal audit staff (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in selection or application of accounting principles, (b) the adequacy of, and any significant changes to, accounting controls, and any special audit steps adopted in light of material control deficiencies, (c) analyses prepared by management and/or the independent auditors regarding significant financial reporting issues, accounting judgments, and the effect of alternative GAAP methods on the financial statements, (d) the effect of regulatory and accounting initiatives and off-balance sheet structures on the financial statements, (e) the judgment of both management and the independent auditors about the quality, not just the acceptability, of accounting principles and (f) the clarity of the disclosures in the financial statements.

Receive and review a report from the independent auditors, prior to the filing of the Corporation’s annual report on Form 10-K, on all critical accounting policies and practices of the Corporation; all material alternative treatments of financial information within GAAP that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditors; and other material written communications between the independent auditors and management.

Regularly review with the independent auditors any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and management’s response (including any significant disagreements with management). Review any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise); any communications between the independent auditors and the independent auditors’ national office respecting auditing or accounting issues or internal control-related issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Corporation that is in addition to their audit report on the effectiveness of internal control over financial reporting.

Discuss the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Discuss with management Kaydon’s policies with respect to risk assessment and risk management.

Report and make recommendations to the Board regularly with respect to the Committee’s activities and determinations.

Review with management from time to time the Corporation’s policies and practices with respect to legal, regulatory and ethical compliance.

Discuss with management the type and presentation of information to be included in earnings press releases, including the use of “pro forma,” “adjusted” or non-GAAP information.

Establish procedures for the (a) the receipt, retention and treatment of complaints received by Kaydon regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of Kaydon of concerns regarding questionable accounting or auditing matters.

Independent Auditors

Directly appoint, retain, determine compensation for, and oversee the work of the independent auditors engaged to prepare or issue an audit report or other audit, review or attest services. The independent auditors shall report directly to the Committee and the Committee shall be responsible for the resolution of disagreements between management and the independent auditors regarding financial reporting. Selection of the independent auditors shall occur at least annually and selection criteria will include but is not limited to, evaluation of their services, and compensation for audit and non-audit services. Appropriate funding for compensation to any accounting firm engaged to render or issue an audit report or perform other audit, review or attest services, as well as the administrative expenses of the Committee, shall be provided by the Corporation.

In connection with the annual audit, review with management and the independent auditors the proposed scope of the audit plan and fees, including the areas of business to be examined, the adequacy and quality of the personnel to be assigned to the audit and other factors that may affect the time line of such audit. Discuss with the independent auditors their opinion and recommendations. Review with the independent auditors any audit problems or difficulties and management’s response.

The Committee shall pre-approve all audit services and non-audit services (including fees and terms thereof) to be performed for the Corporation by the independent auditors, other than de-minimis non-audit services as defined under SEC rules.

Obtain and review annually a formal written statement from the independent auditors delineating (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the independent auditors or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors and any steps taken to deal with such issues and, (c) all relationships between the independent auditors and the Corporation consistent with Independence Standards Board Standard No. 1. The Committee shall discuss with the independent auditors all relationships or services disclosed in the statement that may impact their objectivity and independence and recommend appropriate action to satisfy itself of the independent auditors’ independence.

Receive and discuss any reports or communications submitted to the Committee by the independent auditors required by or referred to in SAS 61.

Establish clear hiring policies for employees or former employees of the independent auditor.

Determine that the independent auditors has a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required under SEC rules.

Internal Audit Function

Review the activities, organizational structure, and qualifications of the internal auditing department (including responsibilities, budget and staffing) and ensure that the internal auditors have direct access to the Committee and Committee Chair.

Review on a continuing basis the adequacy of internal controls, including meeting periodically with management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Corporation’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure.

Review with the independent auditors, internal auditors and management, the adequacy of internal controls (including information systems and security and management’s process for assessing the effectiveness of internal control over financial reporting) and related significant findings and recommendations of the independent auditors and internal auditors, together with management’s responses.

Discuss with the independent auditors the characterization of deficiencies in internal control over financial reporting and any differences between management’s assessment of the deficiencies and the independent auditors. Discuss with management its remediation plan to address internal control deficiencies. Determine that the disclosures describing any identified material weaknesses and management’s remediation plans are clear and complete.

Discuss with management its process for performing its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act.

Discuss with management, the internal auditors, and the independent registered public accountants any (1) changes in internal control over financial reporting that have materially affected or are reasonably likely to materially affect the Corporation’s internal control over financial reporting that are required to be disclosed and (2) any other changes in internal control over financial reporting that were considered for disclosure in the Corporation’s periodic filings with the SEC.

Review summaries of reports to management prepared by the internal auditors and management’s responses.

Other Advisers

The Committee has the authority to retain independent outside advisers including consultants, accountants and legal counsel as needed in carrying out its duties whose expenses shall be borne by the Corporation.

Limitation on Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Management and the internal auditors are responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out proper audits and reviews of the Corporation’s interim and year-end financial statements. Consequently, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete, accurate or in compliance with generally accepted accounting principles.

APPENDIX B

KAYDON CORPORATION

COMPENSATION COMMITTEE CHARTER

Organization

There shall be a standing committee of the Board of Directors to be known as the Compensation Committee. The Compensation Committee shall be comprised of not less than three (3) independent directors. For purposes of this Charter, an “independent director” is any Director who fulfills the NYSE requirements for an “independent director”.

Members of the Committee shall be appointed annually by the Board of Directors at its annual meeting or as necessary to fill vacancies in the interim. The Board may remove any member of the Committee at any time. The Board shall designate one of the Committee Members as Chairman; if the Chair is not present at any meeting, the members may designate a Chair. The committee shall hold meetings (in person or by telephone conference) as necessary. A majority of the Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee. The Committee shall have the authority to delegate any duties or responsibilities to any subcommittee comprised entirely of independent directors.

Statement of Policy

The primary function of the Compensation Committee is to consider and make recommendations to the Board concerning the compensation programs, benefits and awards for the Corporation.

Responsibilities

1. Consider and make recommendations to the Board regarding the selection and retention of all elected officers of the Corporation, including the Chief Executive Officer, and other key employees as appropriate.

2. Undertake studies and make recommendations to the Board concerning the compensation of non-employee Board members.

3. Administer, interpret, make grants and awards, adopt rules and recommend to the Board amendments of the Corporation’s 1999 Long Term Stock Incentive Plan.

4. Consider, make recommendations and approve bonus awards with respect to elected officers and aggregate payments to other participants in the Corporation’s incentive compensation program.

5. Consider and make recommendations to the Board concerning the total compensation package (including, but not limited to base pay, bonus awards, perquisites, other remuneration), the structure and award formulae, and calculation and performance targets for the Corporation’s incentive compensation program for all elected officers.

6. Produce the annual proxy statement compensation committee report on executive compensation as required by the SEC and review and approve other proxy compensation disclosures.

7. Oversee selection of outside consultants to review the Corporation’s executive compensation program as appropriate; and to meet privately with such consultants without management present if desired.

8. Consider recommendations for major changes in compensation, benefits and/or retirement plans that have application to significant numbers of the Corporation’s total employees and which may require approval of the Board.

9. Retain independent outside advisers including consultants, accountants and legal counsel as needed, the expenses of which shall be borne by the Corporation, and including sole authority to retain and terminate any compensation consultant to be used to evaluate director, CEO or senior executive compensation, including sole authority to approve fees and terms of retention.

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10. Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation.

11. Keep minutes of each meeting held and report to the Board periodically. This report shall include a review of any recommendations or issues that arise with respect to executive compensation and any other matters the Committee deems appropriate or is requested to be included by the Board.

12. Conduct an annual performance evaluation of the Compensation Committee.

13. Annually review and assess this Charter and recommend any proposed changes to the Board for approval.

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APPENDIX C

KAYDON CORPORATION

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

Organization

There shall be a standing committee of the Board of Directors to be known as the Corporate Governance and Nominating Committee. The membership of this Committee shall be comprised of at least three (3) independent directors. For purposes of this Charter, an “independent director” is any Director who fulfills the NYSE requirements for an “independent director”.

The members of the Corporate Governance and Nominating Committee shall be designated annually by the Board of Directors. The Board may remove any member of the Committee at any time. The Board shall designate one of the Committee members as its Chairman; if the Chair is not present at any meeting, the Committee may designate a Chair. A majority of the Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Committee. The Committee shall hold meetings (in person or by telephone conference) as necessary and at such times and places as the Committee determines. The Committee is authorized to confer with the Corporation’s management and other employees, request such employees to attend its meetings (or portions thereof) and to provide information to the extent it deems necessary or appropriate to fulfill its duties. The Committee shall be authorized to delegate its duties and responsibilities to any subcommittee comprised entirely of independent directors.

Purpose, Duties and Responsibilities

The Corporate Governance and Nominating Committee (i) assists the Board of Directors in identifying, screening, and recommending qualified candidates to serve as directors of the Company, (ii) is responsible for oversight of the Board of Directors independence, operations, effectiveness and (iii) promotes excellence in governance.

Specifically, the Committee will:

1. Make recommendations to the Board concerning selection criteria to be followed by the Committee in seeking nominees for election to the Board and identify qualified candidates to fill Board positions consistent with criteria approved by the Board.

2. Recommend to the Board of Directors nominees to fill new positions or vacancies as they occur among the Directors and prior to each annual meeting of shareholders, the candidates for election or reelection as Directors by the shareholders at the annual meeting.

3. Consider candidates submitted by Directors, officers, employees, shareholders, and others.

4. Be available to the Chairman of the Board and other Directors for consultation concerning candidates for election or reelection as Directors.

5. Undertake studies and make recommendations to the Board concerning the structure, composition and functioning of the Board and all Board committees.

6. Develop and recommend to the Board of Directors such corporate and Board governance guidelines as may be deemed necessary by the Committee to ensure that Kaydon effectively protects and enhances shareholder value.

7. Recommend ways in which the Board of Directors could improve its performance.

8. Review Board meeting procedures, including the appropriateness and adequacy of the information supplied to Directors prior to and during Board meetings.

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9. Monitor the practices of the Board of Directors to ensure compliance with the Corporation’s corporate governance principles.

10. Annually evaluate and review the performance of the Board of Directors as a whole in order to increase the overall effectiveness of the Board, and report the results of its evaluation to the Board of Directors.

11. Review and pre-approve any outside directorships in other public companies held by the CEO. Monitor any outside directorships in other public companies held by other senior company officials that are reviewed and approved by the CEO.

12. Periodically receive and consider recommendations from the CEO regarding succession at the CEO and other senior officer levels.

13. Annually assesses whether (a) the majority of the Board are independent directors; and (b) the membership of the Audit, Compensation and Corporate Governance and Nominating Committees are comprised exclusively of independent directors, and provide such assessment to the Board of Directors for its determination of independence of the members of the Board.

14. Retain independent outside advisers including consultants, accountants and legal counsel as needed, the expenses of which shall be borne by the Corporation, and including the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

15. Oversee the evaluation of the Board and management.

16. Keep minutes of each meeting held and report to the Board periodically. This report shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, Board performance, corporate governance and any other matters that the Committee deems appropriate or is requested to be included by the Board. When presenting any recommendation or advice to the Board, the Committee will provide such background and supporting information as may be necessary for the Board to make an informed decision.

17. Conduct an annual performance appraisal of the Corporate Governance and Nominating Committee.

18. Annually review and assess this Charter and recommend any proposed changes to the Board for approval.

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☐	▼ DETACH PROXY CARD HERE ▼

(Please sign, date and return this proxy in the enclosed postage prepaid envelope)	☒
Votes must be indicated (x) in Black or Blue ink.
This Proxy is solicited on behalf of the Board of Directors of the Company.
1.	Election of a Board of Directors for a term of one year:

FOR all nominees (Except as listed to the contrary).	☐	AUTHORITY WITHHELD for all	☐	*Exception	☐

*Exception
(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the “*Exceptions” box and write that nominee’s in the space provided above.)

		FOR	AGAINST	ABSTAIN

2.	Ratifyication of the appointment of Ernst &Young LLP, the Company’s independent registered public accounts, for 2007: and	☐	☐	☐

3.	To transact such other business as may properly come before the meeting and any adjournment thereof.

To include only comments please mark this box.	☐

To change your address, please mark this box.	☐

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE COMPLETE DATE AND SIGN YOUR PROXY CARD AND RETURN IT THE ENCLOSED ENVELOPE SO THAT YOUR VOTE WILL BE COUNTED.

SCAN LINE ( F P O )

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

Date	Share Owner sign here	Co-Owner sign here

PROXY
KAYDON CORPORATION
Annual Meeting of Shareholders, May 17, 2007

Solicited on Behalf of the Board of Directors of Kaydon Corporation
     The undersigned hereby appoints JAMES O’LEARY and JOHN F. BROCCI, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of Kaydon Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at the offices of Kaydon Corporation, 315 E. Eisenhower Pkwy, Suite 300, Ann Arbor, Michigan on Friday, May 17, 2007 at 11:00 AM, Eastern time, and at any adjournment thereof.
     David A. Brandon, Timothy J. O’Donovan, James O’Leary, and Thomas C. Sullivan have been nominated for election as Directors. Your vote for the four directors may be indicated below.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no contrary specification is indicated, this proxy will be voted FOR the election of all nominees as Directors. To insure this proxy is properly executed, each stockholder should review the Proxy Statement section entitled Quorum and Vote Requirements, and the vote requirements described in the sections relative to Proposal No. 2 of the Proxy Statement before marking this card.
(Continued and to be signed on the reverse side)

KAYDON CORPORATION
P.O. BOX 11079
NEW YORK, N.Y. 10203-0079